EXHIBIT 10.2

SECOND AMENDED LOAN AGREEMENT

This agreement (“Second Amended Loan Agreement”) is entered into as of March 4, 2014 (“Effective Date”) between VelaTel Global Communications, Inc., a Nevada corporation (“VelaTel”), and AQC, LLC, a Delaware limited liability company (“AQC”). In this Second Amended AQC Loan Agreement, VelaTel and AQC are each referred to as a “Party”, and together as the “Parties.”

RECITALS

A.            The Parties previously entered into a loan agreement dated August 16, 2013 (“Original Loan Agreement”), and an amended loan agreement dated December 13, 2013 (“First Amended Loan Agreement”). Under the Original and First Amended Loan Agreements, AQC is erroneously referred to as AQT, LLC.

B.            The proceeds of the of the Original and First Amended Loan Agreements were paid directly by AQC to reduce the balance due under a loan agreement (“Xin Hua Loan Agreement”) between VelaTel’s subsidiary Gulfstream Capital Partners Limited (“Gulfstream”) and Xin Hua, related to the acquisition by VelaTel/Gulfstream of 100% of the equity interest in China Motion Telecom (HK) Limited (“China Motion” and “China Motion Stock”). Under the First Amended Loan Agreement, AQC had the option but not the obligation to pay the remaining balance due under the Xin Hua Loan Agreement. Upon payment in full of the Xin Hua Loan Agreement, AQC was to receive either an assignment of Xin Hua’s collateral interest in the China Motion Stock, or a grant of substantially identical collateral by creation of new instruments in favor of AQC. AQC also had certain option rights to acquire China Motion Stock.

C.            AQC has now paid or facilitated payment of the remaining balance due under the Xin Hua Loan Agreement totaling. In lieu of the rights described in the First Amended Loan Agreement, the Parties now desire to again amend the terms of their agreement, whereby the entire repayment obligation, collateral protection and other equity rights granted to AQC will flow directly from China Motion to AQC.

AGREEMENT

1.            In consideration of and subject to the full execution of the following instruments between AQC and China Motion, all rights and obligations of the Parties under the Original Loan Agreement and First Amended Loan Agreement are hereby deemed and declared satisfied:

a.	Promissory Note;
b.	Security Agreement for China Motion’s assets; and
c.	Warrant for Purchase of China Motion Stock.

2.            This Second Amended Loan Agreement shall be governed by the laws of California, without regard to the conflict of laws principles thereof, as the same apply to agreements executed solely between residents of California and wholly to be performed within California. The Parties agree that all actions or proceedings arising in connection with this Agreement shall be brought exclusively in the state or federal courts in San Diego County, California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the Parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine.

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3.            If any action at law or in equity is necessary to enforce or interpret the terms of any of this Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

4.                   This Second Amended Loan Agreement may be signed in as many counterparts as may be necessary, each of which so signed (including any signed copy sent by electronic facsimile transmission) shall be deemed to be an original, such counterparts together shall constitute one and the same instrument and, notwithstanding the date of the execution, shall be deemed to bear the Effective Date as set forth above.

VELATEL GLOBAL COMMUNICATIONS, INC. By /s/ George Alvarez George Alvarez its Chief Executive Officer	AQC, LLC By /s/ David Somrack David Somrack, its Manager

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